Exhibit 23.3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We hereby consent to the references to Grassi & Co., CPAs, PC and the incorporation by reference in this Registration Statement on Form S-3 filed by International Smart Sourcing, Inc. and Subsidiaries (the “Company”) of our report dated March 5, 2003, except for Note 3 which is dated March 15, 2004, on our audit of the consolidated financial statements of the Company as of December 27, 2002 and for the year then ended, appearing in the Company’s Annual Report on Form 10-KSB for the year ended December 27, 2002.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

Grassi & Co., CPAs P.C.

July 8, 2004 Lake Success, New York